Exhibit 10.4
EXCLUSIVE LICENSE AGREEMENT

          This Exclusive License Agreement (the Agreement) is made and entered into this 15 of May 2006 (the "Effective Date") by and between the Regents of the University of Colorado, a body corporate, having its principal office at 201 Regent Hall, Regent Drive, Boulder, CO 80309 (hereinafter "University") and APRO Bio Pharmaceutical Corporation, a Utah corporation having its principal office at 5820 Tolcate Woods Lane, Salt Lake City, Utah 84121 (hereinafter "Licensee").

WHEREAS, University is the owner of certain Patent Rights (as later defined herein) invented by University employee Leland Shapiro, and has the right to grant licenses under said Patent Rights, and;

WHEREAS, Licensee is interested in licensing and further developing the Patent Rights for commercial applications, and;

WHEREAS, University desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license hereunder;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1
"Affiliate(s)" shall mean every corporation or entity, which, directly or indirectly, or throughone or more intermediaries, controls, is controlled by, or is under common control with Licensee, as well as every officer and director of any such corporation or entity. For the purposes of this definition, the term "control" means (a) beneficial ownership of at least fifty percent (50%) of the voting securities of a business organization with voting securities, or (b) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or business organization without voting securities.

1.2	"Fields of Use" shall mean the fields of use identified in Exhibit A.

1.3
"Improvement" shall mean any invention, the practice of which would also require the practice of an invention claimed in or covered by the Patent Rights and which is a modification of the inventions claimed in or covered by the Patent Rights, made by Dr. Leland Shapiro, or University researchers working in the laboratory of Leland Shapiro.

1.4
"Know-How" shall mean University's proprietary information which has been created, developed, or fixed in any tangible medium of expression including, but not limited to, technical information, devices, models, methods, documents, and materials, and which is directly related to the use of, or esirable for the practice of, the licensed Patent Rights.

1.5
"Licensed Process(es)" shall mean any process, art, or method which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights or that incorporates or makes use of Know-How.

1.6	"Licensed Product(s)" shall mean any:

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(a)	product or part thereof that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights or that incorporates or makes use of Know-How; or

(b)	product, chemical composition, apparatus, or part thereof that is manufactured or discovered by using a Licensed Process(es) or is employed to practice a Licensed Process(es); or

(c)	product produced, discovered, manufactured or created through the use of any Licensed Product defined in §1.06(a) or §1.06(b).

1.7
"Net Sales" shall mean the total gross receipts for sales of Licensed Products or practice ofLicensed Processes by or on behalf of Licensee, its Affiliates and sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced and paid), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions, or for the costs of collections. Net Sales shall also include the fair market value of any non-cash consideration received by Licensee, its Affiliates and sublicensees, for the sale, lease, or transfer of Licensed Products or Licensed Processes.

1.8
"Patent Rights" shall mean all of the following University intellectual property and any utilityapplications, PCT applications, continuations, improvements and divisional applications thereof, patents issuing on any of the foregoing and all reissues, reexaminations or extensions of any of the foregoing, and any and all foreign patents and patent applications relating to any of the foregoing:

a.	the United States and foreign patents and/or patent applications and/or provisional patent applications listed in Exhibit B;

b.	United States and foreign patents issued from the applications listed in Exhibit B and from divisionals and continuations of these applications;

c.
claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications fisted in Exhibit B;

d.
claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in this Subsection; and

e.	any reissues of United States patents described in this Subsection.

1.9	"Territory" shall mean the geographical area identified in Exhibit A.

SECTION 2. GRANT OF LICENSE

2.1	University hereby grants and Licensee and Affiliates accept, during the term and subject tothe terms and conditions of this Agreement

a.	an exclusive, royalty-bearing license to use the Know-How in the Territory and within the Fields of Use; and

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b.	an exclusive, royalty-bearing license to University's Patent Rights in the Territory to make, use, sell, lease, offer to sell, and import any Licensed Products in the Fields of Use and to practice any Licensed Processes in the Fields of Use.

2..2
All Know-How due under this Agreement shall be delivered to Licensee prior to or on theEffective Date in written, oral or other form of communication. No additional Know-How shall be due after the Effective Date.

2.3
This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University other than licensed Patent Rights regardless of whether such patents are dominant or subordinate to licensed Patent Rights.

SECTION 3. IMPROVEMENTS & INDEPENDENT INVENTIONS

3.1
Improvements: In the event that University develops any improvements to the inventions claimed in the Patent Rights or to any other preexisting patent application or patent that is dominated by the Patent Rights, then each such improvement or addition will be considered part of this Agreement for no additional consideration.

3.2	Independent Inventions:

a.
Provided that Leland Shapiro is at the time obligated to assign intellectual property to University and is involved as an employee, board member, consultant to or 10% or greater shareholder of Licensee, in the event that Leland Shapiro or anybody working in a laboratory under the supervision or direction of Leland Shapiro, makes any invention in the Field of Use, the practice of which would not require the practice of an invention claimed in or covered by the Licensed Patent Rights ("Independent Invention"), then provided such Independent Invention is not subject to any prior contractual or legal obligations, the University hereby grants to Licensee an exclusive option ("Option") to obtain the exclusive, worldwide, commercial rights to each Independent Invention on terms and conditions to be negotiated in good faith by the parties following the exercise by Licensee of the Option. In addition, Licensee shall have such further rights to future Independent Inventions as may be set forth in the sponsored research agreement described in Exhibit E to be entered into between the Parties.

b.
University shall disclose each Independent Invention to Licensee in reasonable written detail after the University's Technology Transfer Office receives notification from the inventor(s) that such Independent Invention has been made, and Licensee shall have ninety (90) days (the "Option Period") following receipt of such invention disclosure to exercise the Option with respect to such Independent Invention by delivering to University written notice indicating that Licensee desires to exercise the Option. Upon such notice, the parties shall negotiate in good faith for a period of up to sixty (60) days commercially reasonable terms and conditions for a license under the intellectual property rights relating to such Independent Invention

SECTION 4. SUBLICENSING

4.1
Upon prior written approval by University, such approval not to be unreasonable withheld,Licensee may sublicense to one or more third parties, the rights granted in Section 2 subject to the following limitations:

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a.	Licensee agrees that any sublicenses granted by it shall impose restrictions and conditions upon sublicensees equivalent in scope to those imposed upon Licensee;

b.
Licensee agrees that, in the event University terminates this Agreement pursuant to Subsection 13,2(b), any sublicenses granted, in University's sole discretion, shall be directly enforceable by University;

c.	Licensee agrees that any sublicenses granted shall adequately protect University's security and property interest in University's Know-How and Patent Rights; and

d.
Any sublicenses granted by Licensee shall provide only for cash consideration from sublicensees unless University has expressly consented otherwise in writing in advance. Any sublicenses made in other than arm's-length transactions, the value of the transaction attributed under this Section to such a transaction shall be that which would have been received in an arm's-length transaction, based on a like transaction at that time.

For purposes of this Agreement, the term "sublicense" shall mean the license by Licensee to a third party of all or a portion of the intellectual property rights licensed to it by University hereunder in consideration of payments from such sublicensee to Licensee, and shall not include Licensee's engagement of or joint venture with subcontractors to perform various services for Licensee in connection with its development of the Licensed Products and Licensed Processes, including, but not limited to, laboratory work, pre-clinical and clinical testing, assistance with the regulatory approval process, manufacturing, marketing and other similar product development services provided that such services are for the sole benefit of Licensee and such third party does not have any independent use of the Patent Rights or Know-How. Licensee agrees to assume all obligations for protecting the University's security and property interest in University's Know-How and Patent Rights in any such joint venture work consistent with the terms of this Agreement.

4.2	Licensee agrees to forward to University a copy of each fully executed sublicenseagreement postmarked within thirty (30) days of the execution of such agreement.

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SECTION 5. RETAINED RIGHTS  5.1Government Rights:

a.
Notwithstanding any use of descriptive terms within this Agreement such as "exclusive", this Agreement is subject to all of the terms and conditions of Title 35 U.S.C. §§ 200-204, et seq., ("Bayh-Dole Act") and 37 C.F.R. 401, as such may be amended.

b.	Further, Licensee agrees to take all reasonable action necessary to enable University to satisfy its obligations hereunder.

5.2	University Rights:

a.
University shall have the right to practice the Patent Rights and Know-How for its own research and education, including sponsored research, which right shall be transferable to other nonprofit or educational institutions; provided that University takes reasonable steps to prevent the commercial use of any products or processes resulting from such research and education and to avoid the loss of any patent rights as a result of such activities.

b.
University shall have the right to publish any information included in the Patent Rights and the Know-How provided that University takes reasonable steps to avoid the loss of any patent rights as a result of University exercising its rights under this Paragraph. University shall provide Licensee with ten (10) days' advance notice of any such publication, including a copy of the information proposed to be published.

SECTION 6. FEES & ROYALTIES

6.1	As consideration for the disclosure of University's Know-How as well as the licenses andrights under University's Patent Rights,

a.
Licensee agrees to pay to University an annual, nonrefundable minimum royalty as set forth in Exhibit C. The minimum annual royalty is due and payable on first business day of each calendar year and may be credited against any earned royalties due for Net Sales made that year;

b.	Licensee agrees to pay University royalties as set forth in Exhibit C;

6.2	No multiple royalties shall be payable because any Licensed Products or Licensed

Processes are covered by more than one of the Patent Rights.

6.3
On sales of Licensed Products by Licensee to sublicensees or on sales made in other than arm's-length transactions, the value of the Net Sales attributed under this Section to such a transaction shall be that which would have been received in an arm's-length transaction, based on a like transaction at that time.

6.4	Payment Due Date:

a.	Unless otherwise provided herein, all payments required under this Agreement shall be due within thirty (30) days of written notice from University.

b.	Payments past due shall bear interest at the rate of one and one-half percent (1 1/2%) per month compounded, or the maximum interest rate allowed by applicable law, whichever is less.

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SECTION 7. REPORTS, RECORDS, AND AUDITS  7.1 Reports:

a.	Licensee shall, without request by University, within sixty (60) days following the end of each fiscal quarter of Licensee and sixty (60) days following the end of Licensee's fiscal year, render to University written reports of the Net Sales of Licensed Products and/or Licensed Processes subject to royalty hereunder made during the prior three (3) month period and shall simultaneously pay to University the royalties due on such Net Sales, if any, in United States Dollars. Licensee shall not be required to provide any such reports during the period prior to its initial sale of Licensed Products and/or Licensed Processes.

b.	Minimum annual royalties, if any, which are due University for any fiscal year, shall be paid by Licensee along with the written report due under this Agreement with respect to such fiscal year.

c.	Unless otherwise agreed to by the Parties, the written report shall be in the substantially the same form as Exhibit D.

7.2	Records:

a.
Licensee shall keep accurate records and shall compel its Affiliates and sublicensees to keep accurate records, in sufficient detail to reflect its operations under this Agreement and to enable the royalties accrued and payable under this Agreement to be determined.

b.
Such records shall be retained for at least three (3) years after the close of the period to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by University.

7.3	Audits:

a.
Upon the request of University, with reasonable notice, but not more frequently than once a year, Licensee shall permit an independent public accountant selected and paid by University to have access during regular business hours to such records as may be necessary to verify the accuracy of royalty payments made or payable hereunder.

b.	Said accountant shall disclose information acquired to University only to the extent that it should properly have been contained in the royalty reports required under this Agreement.

c.
If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse University for the cost of the inspection and pay the amount of the underpayment including any interest as required by this Agreement.

SECTION 8. CONFIDENTIAL INFORMATION

8.1
Both University and Licensee (hereinafter, "Party" or "Parties") shall vigilantly protect theconfidential information related to the Patent Rights and Know-How from disclosure to third parties; and no such disclosure shall be made without the disclosing Party's written permission.

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8..2
All written documents containing confidential information and other material in tangible formreceived by either Party under this Agreement shall remain the property of the disclosing Party, and such documents and materials, together with copies of excerpts thereof, shall promptly be returned to disclosing Party upon request, except one copy may be retained for archival purposes.

8.3
Licensee acknowledges that University is subject to the Colorado Open Records Act(C.R.S. § 24-72-201, et seq.). All plans and reports marked "Confidential" shall be treated by University as confidential to the extent permitted under § 24-72-204.

SECTION 9. LICENSEE DUE DILIGENCE OBLIGATIONS

9.1
Licensee shall use commercially reasonable efforts to bring Licensed Products andLicensed Processes to market through a thorough, vigorous and diligent program for      exploitation of the Patent Rights, to develop internal or external manufacturing capabilities, to continue active, diligent marketing efforts, and to satisfy the needs of such market with the Licensed Products and Licensed Processes throughout the life of this Agreement.

9.2
Licensee acknowledges and agrees to the performance and diligence milestones defined inExhibit E provided however that specific dates for such milestones may be adjusted if required due to developments beyond the reasonable control of Licensee. No changes to the dates of such milestones will be made without the consent, which will not be unreasonably denied, of University.

9.3
Licensee agrees to use commercially reasonable efforts to develop a sublicensing programto commercialize Licensed Products and Licensed Processes in any Field of Use or Territory that Licensee decides not to exploit for its own benefit.

SECTION 10. PATENT ADMINISTRATION

10.1
Licensee shall reimburse University within thirty (30) days from the Effective Date twentythousand dollars ($20,000) representing all patent expenses incurred by University prior to the Effective Date.

10.2	Licensee Rights:

a.
Licensee shall control the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights on or after the Effective Date and shall furnish copies of relevant patent-related documents to University. Licensee shall provide University with advance written notice of its plans to file or prosecute any such patent applications or patents. University shall cooperate with Licensee in providing any additional scientific and other information reasonably necessary for Licensee to prepare, file, prosecute and maintain such patent applications and patents.

(i)	University shall have thirty (30) business days to review and comment on patent-related documents prior to the filing of said documents.

b.
Licensee may request that University assume primary responsibility for all patent activities, including all costs, associated with the perfection and maintenance of Patent Rights. Licensee shall provide University with sixty (60) days' advance written notice of such request. In the event University agrees to such request:

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(i)
University's patent counsel shall keep Licensee advised as to the status of the Patent Rights by providing Licensee, in a timely manner prior to their due date, with copies of all official documents and correspondence relating to the prosecution, maintenance, and validity of the Patent Rights.

(ii)	University shall consult with Licensee in such prosecution and maintenance, shall diligently seek Licensee's advice on all matters pertaining to the Patent Rights, shall diligently seek strong and broad claims under the Patent Rights, and shall not abandon prosecution of any patent application without first notifying Licensee sixty (60) days prior to any bar date, of University's intention and reason therefore, and providing Licensee with reasonable opportunity to assume responsibility for prosecution, maintenance and associated costs of such patents and patent applications.

c.	No claims of the Patent Rights shall be modified, deleted, or abandoned by Licensee or its patent counsel without the express, prior written approval of University, such approval shall not be unreasonably withheld or delayed.

(i)
Licensee's obligations under this Subsection shall include, without limitation, an obligation to inform University in a timely manner that Licensee will not pursue patents in any foreign countries where patent protection may be available such that University may prosecute patents in such countries if University so desires.

(ii)	If University pursues such foreign patent protection, then from that time forward all such subject patent applications and any patents arising there from shall no longer be considered Patent Rights under this Agreement and Licensee shall forfeit all rights under this Agreement to such patent applications and any patents arising there from. University shall be responsible for all costs associated with those patent applications and patents it decides to pursue and maintain.

d.
At any time, University may provide Licensee with thirty (30) days' advance written notice that University wishes to resume control, at Licensee's expense, of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights. If University elects to resume such responsibilities, Licensee agrees to cooperate fully with University, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents and to provide University with complete copies of any and all documents or other materials that University deems necessary to undertake such responsibilities.

SECTION 11. PATENT ENFORCEMENT

11.1
University and Licensee agree to inform the other Party promptly in writing of anysuspected infringement of the Patent Rights by a third party. Licensee shall have, for a period of 120 days from the date of any notice of infringement of the Patent Rights, the first right to institute suit against such third party and any recovery or settlement shall be applied first to defray the unreimbursed costs and expenses (including reasonable attorneys' fees) incurred by Licensee in the action, second to pay University an amount equal to the Sublicensing Royalty that University would otherwise be entitled to at that time pursuant to Exhibit C to this Agreement if the amount remaining after the reimbursement of costs and expenses was treated as Sublicensing revenue, and third any remaining balance shall be paid to Licensee.

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11.2	Thereafter, University and Licensee shall each have the right to institute an action forinfringement of the Patent Rights against such third party in accordance with the following:

a.
If both University and Licensee agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement, after the reimbursement of costs and expenses (including reasonable attorneys' fees incurred in the action, shall be shared equally.

b.
University and Licensee shall agree to the manner in which they shall exercise control over such suit. Each Party, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid by University.

c.
In the absence of an agreement to institute a suit jointly, University may, but is not obligated to, institute suit, and at its option, join Licensee as a plaintiff. If University decides to institute suit, it shall notify Licensee in writing.

d.
Licensee's failure to notify University in writing within thirty (30) days after the date of University's notice pursuant to 11.2(c) above, that it will join in enforcing the Patent Rights pursuant to the terms hereof, shall be deemed conclusively to be Licensee's assignment to University of all rights, causes of action, and damages resulting from any such alleged infringement. University shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement.

e.	In the absence of an agreement to institute a suit jointly, and if University does not notify Licensee of its intent to pursue legal action within ninety (90) days, as provided in Subsections 11.1 — 11.2, Licensee may again have the right to institute suit. In such event, Licensee shall bear the entire cost of such litigation and any recovery or settlement shall be applied first to defray the unreimbursed costs and expenses (including reasonable attorneys' fees) incurred by Licensee in the action, second to pay University an amount equal to the Earned Royalty that University would otherwise be entitled to pursuant to Exhibit C to this Agreement if the amount remaining after the reimbursement of costs and expenses was treated as Net Sales, and third any remaining balance shall be paid to Licensee.

f.	If Licensee undertakes to defend the Patent Rights by litigation, Licensee may deduct from its royalty payments to University with respect to the Patent Rights subject to suit an amount not exceeding fifty (50%) of Licensee's expenses and costs of such action, including reasonable attorney's fees, provided however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to University for each calendar year.

11.3
In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under this Section, pursuant to this Agreement and the provisions of Title 35 U.S.C. § 29 or other statutes, Licensee may:

a.	defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Patent Rights;

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b.	in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement consistent with this Section; and

c
settle any claim. or suit for declaratory judgment involving the Patent Rights, except that Licensee shall have no right to deny the validity of any patent, patent claim, or patent application included in the Patent Rights in any compromise or settlement of any claim or suit for declaratory judgment without the express prior written consent of University; provided however, that University shall have the first right to take such actions described in this Subsection and shall have a continuing right to intervene in such suit. Licensee shall take no action to compel University either to initiate or to join in any such declaratory judgment action.

d.
If Licensee elects not to defend against such declaratory judgment action, University, at its option, may do so at its own expense and shall be entitled to retain the entire amount of any recovery or settlement.

11.4	In all cases, Licensee agrees to keep University reasonably apprised of the status andprogress of any litigation.

SECTION 12. WARRANTIES, INDEMNIFICATIONS, AND INSURANCE

12.1	Representations. University is the owner of the Patent Rights and has full right and authority to enter into this Agreement.

12.2	Negation of Warranties:

a.
UNIVERSITY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS OR LICENSED PROCESSES INCORPORATING OR MADE BY USE OF THE PATENT RIGHTS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OR SALE OF SUCH PRODUCTS OR PROCESSES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS.

b.	Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as:

(i).	A warranty or representation by University as to rights in Know-How or the validity or scope of any of the Patent Rights;

(ii).
A warranty or representation that the Patent Rights or anything made, used, sold or otherwise disposed of under the License will or will not infringe patents, copyrights or other rights of third parties; or

(iii).
An obligation to furnish any know-how or technology not agreed to in this Agreement, to bring or prosecute actions or suits against third parties for infringement (except to the extent described in Subsections 11.1 — 11.2), or to provide any services other than those specified in this Agreement.

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12.2
Indemnification: Licensee shall indemnify, defend, and hold University, its regents, employees, students, officers, agents, Affiliates, and representatives harmless from and against all liability, demands, damages, losses, and expenses (including reasonable attorney fees) (collectively, "Claims"), for death, personal injury, illness, property damage, noncompliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of:

a.	the use by or on behalf of Licensee, its sublicensees, Affiliates, directors, officers, employees, or third parties of any Patent Rights;

b.
the design, manufacture, production, distribution, advertisement, consumption, sale, lease, sublicense or use of any Licensed Product(s), Licensed Process(es) or materials by Licensee, or other products or processes developed in connection with or arising out of the Patent Rights; or

c.	any right or obligation of Licensee under this Agreement.

With respect to Licensee's indemnification provided for in this Section 12.3, the following provision shall apply, Licensee shall (i) receive prompt notification from University in writing of any such Claims, (ii) have full authority, information and assistance from University to defend such Claims, and (iii) have sole control over the defense of such Claims and all negotiations for the compromise or settlement thereof.

12.3	Insurance: Licensee shall obtain general liability insurance, including product liability insurance, on such terms and in such amounts as are reasonable and customary within its industry.

SECTION 13. DURATION, TERMINATION, AND CONVERSION

13.1	This Agreement shall become effective as of the Effective Date and shall expire on theexpiration date of the last to expire patents within Patent Rights.

13.2	Termination of Agreement:

a.  Licensee may terminate this Agreement at any time on sixty (60) days written notice to University, if Licensee:

(i).	pays all amounts due as well as all non-cancelable costs to University through the termination date;

(ii).	submits a final report of the type described in Section 7;

(iii).	returns any confidential materials provided to Licensee by University in connection with this Agreement;

(iv).
suspends its use and sales of the Licensed Product(s) and Licensed Process(es); provided however, that subject to making the payments required by Section 6 and the reports required by Section 7, Licensee may, for a period of ninety (90) days after the effective date of such termination, sell all Licensed Products which may be in inventory; and

(v).	provides University the right to access any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products and Licensed Processes.

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b.
University may terminate this Agreement in the event that:

Licensee fails to pay University any amounts when due to University hereunder and Licensee fails to make such payment within thirty (30) days written notice;

(ii).	Licensee becomes insolvent, files a petition in bankruptcy, or has such a petition filed against it and such petition is not dismissed within sixty (60) days of the filing date, or

(iii).	Licensee is in breach or default of this Agreement .other than those occurrences listed in this Subsection and Licensee fails to cure the breach or default within thirty (30) days of written notice of the breach or default unless such breach or default is of a character that cannot be cured within thirty (30) days, in which event, Licensee shall not be deemed to be in default hereunder unless it fails to diligently commence and pursue action to cure such default during such thirty day period. Events constituting a breach or default shall include, but are not limited to, the following:

(a)	failure by Licensee to meet any material due diligence requirement of Exhibit E; in this event, University retains the right to convert this Agreement to a non-exclusive Agreement,

(b)	operation, manufacture, use of or sale of the Licensed Products or Licensed Processes outside the Fields of Use or Territory;

(c)	failure to keep adequate records or permit inspection or audit.

c.	The exclusive license granted by this Agreement shall immediately revert to University upon Licensee's dissolution, liquidation, insolvency, or bankruptcy. The exclusive license shall NOT pass to a trustee in bankruptcy or be held as an asset of said bankrupt.
.
SECTION 14. GENERAL

14,1
Assignment: This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto, However, Licensee may not assign its rights in this Agreement without prior written approval by University, such approval not to be unreasonably withheld or delayed.

14.2
Notice: Notice hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the Party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing.

University: License Administrator Office of Technology Transfer University of Colorado, 588 SYS Suite 390, 4001 Discovery Drive Boulder, CO 80309-0589	Licensee: APRO Bio Pharmaceutical Corporation Atten: David Floor, Secretary 5820 Toicate Woods Lane Salt Lake City, Utah 84121

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14.3
Use of Names and Marks: Licensee agrees not to identify University in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without University prior written consent in each case, except that Licensee may state that it has a license for the Patent Rights from University. Licensee further agrees not to use the name of University or any University faculty member, inventor, employee or student or any trademark, service mark, trade name, copyright or symbol of University, without the prior written consent of the University, entity or person whose name is sought to be used, which consent shall not be unreasonably withheld or delayed.

14.4	Marking: Licensee agrees to:

a.	Cause Licensed Products or the product of Licensed Processes sold under this license to be marked with the notice of the patent numbers or patent pending, as may be appropriate.

b.
Comply with all laws and regulations of the United States and any other country as appropriate concerning or controlling the import or export of the Licensed Products, data, software, laboratory prototypes or other commodities. University makes no representation that a license or consent for export will not be required by applicable governmental agencies, or if required, that it will be issued.

c.
Comply with all applicable statutes, regulations, and guidelines, including applicable governmental regulations, policies and guidelines in its use of any University- supplied materials. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46 (as those regulations may be amended from time to time). Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying University in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to University of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.5
Compliance with the Law: Licensee shall comply with all commercially material local, state, federal, and international laws and regulations relating to its obligations under this Agreement regarding the development, manufacture, use, and sale of Licensed Products and Licensed Processes.

14.6	Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

14.7
Dispute Resolution: In the event of any dispute arising out of or relating to this Agreement, the affected Party shall promptly notify the other Party ("Notice Date"), and the Parties shall attempt in good faith to resolve the matter.

a.
Any disputes not so resolved shall be referred to senior executives, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to negotiate a settlement.

b.	If the senior executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date,

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the Parties hereby irrevocably submit to the jurisdiction of a court of competent jurisdiction in the State of Colorado, and, by execution and delivery of this Agreement, each (i) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

14.8
Merger and Modification of Agreement: The terms and provisions contained in this Agreement constitute the entire Agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either Party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective Parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

14.9
Severability; The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

14.10	Scope: This Agreement does not establish a joint venture, agency or partnership between the Parties, nor create an employer - employee relationship.

14.11
Preservation of Immunity: The Parties agree that nothing in this Agreement is intended or shall be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to University under governmental or sovereign immunity laws from time to time applicable to University, including, without limitation, the Colorado Governmental Immunity Act (C.R.S. § 24-10-101, et seq.) and the Eleventh Amendment to the United States Constitution.

14.12	Headings: Headings are included herein for convenience only and shall not be used to construe this Agreement.

14.13
The provisions of Sections 6 and 10, and Subsections 7.1, 7.2, 12.1, 12.2, 13.1, 14.3, 14.6 — 14.9, and 14.11, and any other provision of this Agreement that by its nature is intended to survive, shall survive any termination or expiration of this Agreement.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement, to be executed in duplicate by their respective duly authorized officers.

University: /s/ David N. Allen	Licensee: /s/ David Floor
By: David N. Allen	By: David Floor

Title: Associate VP for Technology Transfer	Title: Executive VP
Date: 19 April ’06	Date: 5/15/06
Office of Technology Transfer	APRO Bio Pharmaceutical Corporation
University of Colorado	5820 Tolcate Woods Lane
Suite 390, 4001 Discovery Drive
588 SYS	Salt Lake City, Utah 84121
Boulder, CO 80309-0589
Approved as to Legal Sufficiency:
By: /s/ Kristin Diamond
Title: Asst. Univ. Counsel
Date: 19 April ‘06

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EXCLUSIVE LICENSE AGREEMENT

EXHIBIT A

FIELDS OF USE and TERRITORY

- Fields of use:   treatment of bacterial infections; and all research, studies, testing, preclinical and clinical testing and developments relating to internal, topical or other treatment of bacterial infections, including the treatment of (i) Anthrax, (ii) Mycobacterium Tuberculosis (TB) and other Mycobacteria and (iii) Bacterial Pneumonia, and further including the cutaneous anthrax cream .

Territory:   worldwide.

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EXHIBIT B
PATENT RIGHTS

1.	"Inhibitors Of Serine Protease Activity And Their Use In Methods And Compositions For Treatment Of Bacterial Infections" PCT/USO4/27711, filed August 26, 2004

2.	"Inhibitors Of Serine Protease Activity And Their Use In Methods And Compositions For Treatment Of Bacterial Infections" United States Patent Application US 10/925,051, filed August 26, 2004

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EXHIBIT C

ROYALTIES

In accordance with Section 6, Licensee shall pay the following royalties to University:

Minimum annual royalty:
Twenty five thousand dollars ($25,000) payable on each anniversary of the Effective Date commencing with the fifth anniversary of the Effective Date. The minimum annual royalty shall be deductible from any earned royalties due the University.

Earned royalty:	Four percent (4%) of Net Sales.
Milestone royalties per indication, other than Anthrax which is specifically excluded, are as follows:

Upon the completion of any preclinical testing, including animal testing, for any Licensed Product, Licensee shall pay thirty thousand dollars ($30,000), within thirty (30) days of completion of such preclinical trial. There shall be no subsequent fee for any additional or supplemental preclinical testing.

Upon the completion of any phase I clinical trial for any Licensed Product, Licensee shall pay a one-time fee of fifty thousand dollars ($50,000) within sixty (60) days of completion of such clinical trial.
Upon the completion of any phase II clinical trial for any Licensed Product, Licensee shall pay a one-time fee of one hundred thousand dollars ($100,000) within sixty (60) days of completion of such clinical trial.

Upon the completion of any phase Ill clinical trial for any Licensed Product, Licensee shall pay a one-time fee of two hundred thousand dollars ($200,000) within sixty (60) days of completion of such clinical trial.

Upon approval from the United States Food and Drug Administration (FDA), or foreign equivalent, of any Licensed Product, Licensee shall pay three hundred thousand dollars ($ 300,000) within sixty (60) days of such approval.

Sublicensing royalties as follows:
Thirty percent (30%) of all Sublicensing revenue received during the first year after the Effective Date.
Twenty-Five percent (25%) of all Sublicensing revenue received during the second year after the Effective Date.

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Expiration of Royalties:
Twenty percent (20%) of all Sublicensing revenue received during the third year after the Effective Date and each year thereafter until this Agreement is terminated or expires.

All royalties payable hereunder (minimum royalties, earned royalties and sublicensing royalties) with respect to each Licensed Product or Licensed Process shall expire and terminate on the respective expiration date of the Patent Rights applicable to each such Licensed Product or Licensed Process.

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EXHIBIT D

FORM OF ROYALTY REPORT

Licensee: ____________________________________________	Case No.: _______________________________________
Inventor: ____________________________________________	Patent No. _______________________________________
Period Covered: From: __________________________________	Through: _________________________________________
Prepared By: _________________________________________	Date: ____________________________________________
Approved By: ________________________________________	Date: ____________________________________________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

A discussion of the progress and results, as well as ongoing plans, with respect to the Licensed Products and/or Licensed Processes, see § 6.01, is attached.

Report Type:	____	Single Product Line Report: ______________________
	____	Multiproduct Summary Report Page 1 of ___ Pages
	____	Product Line Detail	Line: _______	Trademark: _______	Pages _______

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe

Japan
Other:

TOTAL:

Sublicense Fees this quarter: $ ____ (attach page showing names, addresses, and telephone numbers; and amount of fees received; territory; field of use)

Total Royalty: $ ____

The following royalty forecast is non-binding and for University internal planning purposes only:

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EXHIBIT E

PERFORMANCE MILESTONES

Milestones are defined for the first indication

Pre Clinical testing	4Q/07
Phase Ill initiation	40/09
FDA submission	4Q/11
Market launch	4Q/13

DILIGENCE MILESTONES

   1.   Company shall deliver to University:

(a)
within forty-five (45) days of the Effective Date, a comprehensive business plan that describes the Company's technology commercialization strategy, including product development plans and timelines, marketing strategies, and plans for obtaining necessary financing. The business plan shall include forecasts showing the funds, personnel, and time budgeted and planned for development of the Intellectual Property Rights and Know- How; and

(b)	within thirty (30) days of the Effective Date, evidence that Company has secured funding commitments of three hundred thousand dollars ($ 300,000)

2.         Company shall negotiate with the University and enter into a sponsored research agreement for the benefit of Dr. Leland Shapiro which shall include a requirement to initiate a program to perform animal toxin testing for an amount not less than sixty-five thousand dollars ($65,000) within thirty (30) days of the Effective Date.

3.         From its inception through that date which is twelve (12) months of Effective Date, the Company shall have raised a minimum of nine hundred thousand dollars ($900,000) in debt or equity capital.

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